Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

MANCHESTER, CT – February 20, 2008 — LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2007.

Net sales for the fourth quarter ended December 31, 2007 were $85.9 million compared with $80.6 million for the same period in 2006. Excluding the impact of foreign currency translation, net sales increased by $2.2 million in the fourth quarter of 2007 compared with the fourth quarter of 2006. Net income for the current quarter was $2.9 million, or $.18 per diluted share, compared with $2.1 million, or $.13 per diluted share, for the fourth quarter of 2006.

Net sales for the year ended December 31, 2007 were $338.9 million compared with $326.4 million for 2006. Excluding the impact of foreign currency translation, net sales increased by $3.8 million in 2007 compared with 2006. Net income for 2007 was $9.6 million, or $.58 per diluted share, compared with $10.2 million, or $.63 per diluted share, for 2006. Results for 2007 included an income tax charge of $0.5 million due to adjustments to deferred taxes as a result of a change in statutory tax rates in Germany. The results for 2006 included an income tax benefit of $1.2 million, primarily from the completion of certain tax audits. Excluding the impact of these income tax items, earnings per diluted share were $.61 for the year ended December 31, 2007 and $.56 for 2006.

Gross margin as a percent of net sales was 23.7 percent for the fourth quarter of 2007 compared with 22.8 percent for the same quarter of 2006. During the fourth quarter of 2007, the Company completed negotiations for the retroactive reimbursement of a portion of incremental raw material costs incurred by the Company in 2007. As a result, Lydall recorded net sales and gross margin totaling $1.2 million in the fourth quarter of 2007 related to incremental raw material costs associated with products shipped during the first nine months of 2007.

Selling, product development, and administrative expenses were $15.5 million, or 18.0 percent of net sales, for the fourth quarter ended December 31, 2007 compared with $14.9 million, or 18.5 percent of net sales, for the same quarter of 2006. The increase of $0.6 million was primarily due to increases in salary and severance expenses.

Net cash provided by operating activities was $11.9 million in the fourth quarter of 2007 compared with $14.7 million in the fourth quarter of 2006.

Dale Barnhart, President and Chief Executive Officer, commented, “We closed the year with a solid fourth quarter as sales and operating income increased significantly when compared to last year’s fourth quarter. For the year, excluding the impact of foreign currency translation, sales increased by 1 percent and operating income by 4 percent, as compared to 2006. Contributing factors were: the strong performance of our air and liquid filtration businesses; continuing improvements by the vital fluids operation; a stable automotive business, despite current market conditions; and the ongoing benefits of our Lean Six Sigma efforts.

“I can’t stress enough the importance of the Lean Six Sigma program to Lydall, especially in light of the current economic climate. Since we first began implementing Lean Six Sigma at the beginning of 2005, gross margins as a percent of net sales have increased 290 basis points and we look forward to continued progress as Lean becomes inherent in the culture of Lydall.”

Segment Information

Thermal/Acoustical – For the fourth quarter of 2007, Thermal/Acoustical segment net sales were $58.0 million compared with $54.2 million for the same quarter a year ago. Excluding the impact of foreign currency translation, segment net sales increased by $1.5 million in the current quarter compared with the fourth quarter of 2006. Automotive net sales, net of the impact of foreign currency translation, increased by $1.0 million in the current quarter compared with the same period last year. Automotive parts net sales increased by $2.0 million, while tooling net sales decreased by $1.0 million. The increase in automotive parts net sales was due to higher North American automotive parts sales as well as reimbursements of incremental raw material costs during the quarter. Net sales of active thermal products increased by $0.8 million, and net sales of passive thermal products decreased by $0.3 million in the fourth quarter of 2007 compared with the fourth quarter of 2006.

Operating income for the Thermal/Acoustical segment increased by $1.2 million for the current quarter compared with the fourth quarter of 2006. This increase was primarily attributable to increased net sales of automotive parts.

Filtration/Separation – Filtration/Separation segment net sales were $21.0 million in the current quarter compared with $19.2 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $1.1 million, or 5.7 percent, for the fourth quarter of 2007. Air and liquid filtration product net sales increased by $0.7 million, net of foreign currency translation, and net sales of vital fluids’ products increased by $0.4 million during the current quarter, compared with the fourth quarter of 2006.

Operating income for the segment was $1.5 million in the fourth quarter of 2007, an increase of $0.7 million. Increased net sales, operational efficiency improvements and improved performance at the vital fluids business were partially offset by higher salaries and benefits expense.

Other Products and Services – Net sales for the fourth quarter of 2007 were $7.4 million compared with $7.9 million for the comparable quarter of 2006. Operating income for the current quarter was $0.3 million, a decrease of $0.5 million from the fourth quarter of 2006. These decreases were primarily caused by weaker trucking sales in the fourth quarter of 2007 compared with the same quarter of 2006, as well as a reduction in gross margin as a percent of net sales for specialty products due to a change in product mix.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its fourth quarter ended December 31, 2007 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-545-1488 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2007 net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	February 20, 2008

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$85,858	$80,601	$338,894	$326,358
Cost of sales	65,474	62,208	262,759	253,561

Gross margin	20,384	18,393	76,135	72,797
Selling, product development and administrative expenses	15,481	14,930	59,252	57,466

Operating income	4,903	3,463	16,883	15,331
Interest expense	138	225	490	1,363
Other expense (income), net	(92)	14	(140)	(27)

Income before income taxes	4,857	3,224	16,533	13,995
Income tax expense	1,975	1,099	6,964	3,767

Net income	2,882	2,125	9,569	10,228

Basic earnings per common share	$0.18	$0.13	$0.59	$0.63
Diluted earnings per common share	$0.18	$0.13	$0.58	$0.63

Weighted average common shares outstanding	16,380	16,145	16,295	16,147
Weighted average common shares and equivalents outstanding	16,422	16,193	16,472	16,198

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net Sales

Thermal/Acoustical	$57,980	$54,232	$227,813	$222,003
Filtration/Separation	21,005	19,155	82,966	74,906
Other Products and Services	7,366	7,855	30,378	31,971
Reconciling Items	(493)	(641)	(2,263)	(2,522)

Consolidated Totals	$85,858	$80,601	$338,894	$326,358

Operating Income

Thermal/Acoustical	$6,671	$5,441	$22,508	$23,193
Filtration/Separation	1,540	794	8,550	4,566
Other Products and Services	285	742	1,767	3,038
Corporate Office Expenses	(3,593)	(3,514)	(15,942)	(15,466)

Consolidated Totals	$4,903	$3,463	$16,883	$15,331

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Lydall, Inc. News Release	February 20, 2008

Financial Position

In thousands except ratio data

(Unaudited)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$15,716	$6,402
Total debt	$9,829	$10,106
Stockholders’ equity	$180,915	$161,217
Total capitalization	$190,744	$171,323
Total debt to total capitalization	5.20	5.90

Cash Flows

In thousands

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$11,876	$14,699	$22,099	$39,703
Net cash used for investing activities	$(5,830)	$(3,686)	$(14,610)	$(11,182)
Net cash (used for) provided by financing activities	$(333)	$(6,799)	$1,231	$(25,183)
Depreciation and amortization	$3,816	$3,710	$15,227	$15,439
Capital expenditures	$5,830	$3,686	$14,610	$11,182

Common Stock Data

Quarter Ended December 31,

	2007	2006
High	$11.70	$11.19
Low	$9.20	$8.56
Close	$10.52	$10.81

During the fourth quarter of 2007, 4,115,725 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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